TIFFANY TO ACCEPT TENDERED AND NOT WITHDRAWN LITTLE SWITZERLAND SHARES ON OCTOBER 8, IF REMAINING CONDITIONS, INCLUDING THE MAJORITY OF THE MINORITY CONDITION, ARE SATISFIED

New York, NY, October 7, 2002 - Tiffany & Co. (NYSE: TIF) reaffirmed today that its indirect wholly-owned subsidiary, TSAC Corp., intends to accept all shares of Little Switzerland, Inc. (OTCBB: LSVI.OB), at a price of $2.40 per share, that have been properly tendered and not withdrawn as of the close of business on Tuesday, October 8, if all remaining conditions, including the condition that shares be tendered represent at least a majority of the outstanding Little Switzerland shares, excluding shares beneficially owned by Tiffany, Seymour Holtzman or any of Mr. Holtzman's affiliates, are satisfied.

Tiffany confirmed that the only condition to the tender offer that has been waived by TSAC Corp. is the requirement that a sufficient number of Little Switzerland shares be tendered so that, upon the closing of the tender offer and a stock purchase agreement with Mr. Holtzman and certain of his affiliates, Tiffany would beneficially own at least 90% of the outstanding Little Switzerland common stock on a fully-diluted basis. All other conditions to the tender offer continue to apply to the tender offer, including the condition that shares be tendered representing at least a majority of the outstanding Little Switzerland shares, excluding shares beneficially owned by Tiffany, Mr. Holtzman or any of Mr. Holtzman's affiliates.

Furthermore, TSAC Corp. confirmed that it will not waive the condition that shares be tendered representing at least a majority of the outstanding Little Switzerland shares, excluding shares beneficially owned by Tiffany, Mr. Holtzman or any of Mr. Holtzman's affiliates.

As previously announced on October 2, 2002, TSAC Corp. extended the offer and withdrawal period until 5:00 p.m., New York City time, on Tuesday, October 8, 2002. This extension was granted in response to a request by the SEC.

If all conditions to the tender offer are satisfied or waived as of the end of this extended offer and withdrawal period, Tiffany intends to go forward with the tender offer and purchase all shares that have been validly tendered and not withdrawn. If Tiffany goes forward with the tender offer, TSAC Corp. intends to pay for such shares on Friday, October 11, 2002.

If the remaining conditions are satisfied and TSAC Corp. purchases shares pursuant to the tender offer, it is Tiffany's current intention to commence a subsequent offer period that will run from October 8, 2002 through 5:00 p.m., New York City time, on Friday, October 25, 2002.

If the subsequent offering period is commenced, Little Switzerland stockholders who did not previously tender their shares may tender their shares by following the directions in the Offer to Purchase and related Letter of Transmittal filed with the SEC by Tiffany & Co., Tiffany & Co. International and TSAC Corp.

If the subsequent offering period is commenced, TSAC Corp. will accept and promptly pay for all shares as they are tendered. TSAC Corp. will purchase the tendered shares at a price of $2.40 per share. Shares that are tendered during any subsequent offering period may not be withdrawn. Tiffany & Co., Tiffany & Co. International and TSAC Corp. reserve the right to extend any subsequent offering period in accordance with applicable law.

As of 5:00 p.m., New York City time, on Monday, October 7, 2002, approximately 4,446,600 shares of Little Switzerland had been validly tendered (including approximately 6,621 shares that were guaranteed to be delivered). These shares, when added to the shares already held by TSAC Corp. and its affiliates and the shares to be purchased from Mr. Holtzman and his affiliates pursuant to a separate stock purchase agreement, represent approximately 81.3% of the issued and outstanding shares of Little Switzerland as of October 7, 2002.

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany Business Sales division, catalog and Internet sales. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line (800) TIF-0110.

This press release contains certain "forward-looking" statements concerning expectations, anticipations, beliefs, hopes, intentions, or strategies for the future. Readers are cautioned not to place undue reliance on forward-looking statements. All such forward-looking statements are based upon information available to Tiffany & Co. on the date this release is issued. Tiffany & Co. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF LITTLE SWITZERLAND. TIFFANY & CO. HAS FILED AN OFFER TO PURCHASE AND A LETTER OF TRANSMITTAL WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") RELATING TO ITS OFFER TO PURCHASE ALL OUTSTANDING SHARES OF COMMON STOCK OF LITTLE SWITZERLAND. BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER, ALL STOCKHOLDERS OF LITTLE SWITZERLAND ARE STRONGLY ADVISED TO READ THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL FILED WITH THE SEC AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT THAT LITTLE SWITZERLAND HAS FILED WITH THE SEC BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION RELATING TO THE OFFER. THESE DOCUMENTS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV, OR BY CONTACTING MORROW & CO., INC. AT 1-800-607-0088.